EXHIBIT 11.1

             DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES
                     STATEMENT REGARDING EARNINGS PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996


PRIMARY                                              1997              1996
-------                                          ------------      ------------
SHARES OUTSTANDING:
   Weighted average number of shares
     outstanding..........................         1,635,312         1,758,211
   Net effect of dilutive stock options
     (1)..................................           209,429                 -
                                                  -----------      ------------
   Total..................................         1,844,741         1,758,211
                                                  ===========      ============
Income before extraordinary item..........         $ 190,872         $ 338,075
                                                  ===========      ============
Earnings per common share before
     extraordinary item...................         $    0.11         $    0.19
                                                  ===========      ============
Income from extraordinary item............         $  43,083         $       -
                                                  ===========      ============
Earnings per common share from
     extraordinary item...................         $    0.02         $       -
                                                  ===========      ============
Net income................................         $ 233,955         $ 338,075
                                                  ===========      ============
Net income per common share...............         $    0.13         $    0.19
                                                  ===========      ============
FULLY DILUTED

SHARES OUTSTANDING:

   Weighted average number of shares
     outstanding..........................         1,635,312         1,758,211
   Net effect of dilutive stock options
     (1)..................................           215,488                 -
                                                  -----------      ------------
   Total..................................         1,850,800         1,758,211
                                                  ===========      ============
Income before extraordinary item..........        $  190,872         $ 338,075
                                                  ===========      ============
Earnings per common share before
     extraordinary item...................        $     0.11         $    0.19
                                                  ===========      ============
Income from extraordinary item............        $   43,083         $       -
                                                  ===========      ============
Earnings per common share from
     extraordinary item...................        $     0.02         $       -
                                                  ===========      ============
Net income................................        $  233,955         $ 338,075
                                                  ===========      ============
Net income per common share...............        $     0.13         $    0.19
                                                  ===========      ============

(1) The effects of dilutive stock options are based upon the treasury stock method using average market price during the period for primary amounts, and the higher of average market price or the market price at the end of the period for fully diluted amounts.

CORPDAL:68368.1 28722-00003